Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Ebix, Inc.,

Infinity Systems Consulting, Inc

and

the Shareholders of

Infinity Systems Consulting, Inc.

dated effective as of May 1, 2006

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is dated effective as of May 1, 2006 (regardless of the actual date of execution hereof), by and among Ebix, Inc., a Delaware corporation (“Purchaser”), Infinity Systems Consulting, Inc, a Delaware corporation (the “Company”), Christine M. Denham, an individual (“Chris”), Kathryn Steding Cay, an individual (“Kathryn”), and John Schmitt, an individual (“John”) (Chris, Kathryn and John are each sometimes referred to herein as a “Shareholder” and collectively as the “Shareholders”).

RECITALS

A.            The Company is engaged in the business of developing, marketing, licensing, selling and maintaining insurance software applications (the “Business”).

B.            The Shareholders collectively own all of the outstanding shares of all classes of capital stock of the Company, in the respective amounts and percentages set forth on Schedule A attached hereto (such shares being referred to herein as the “Shares”).

C.            The Company desires to sell, and Purchaser desires to purchase, substantially all of the assets of the Company used in connection with the Business, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENTS

In consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Article 1.

“Affiliate” means, with respect to any Person, any other Person:  (i) which owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) in which more than ten percent (10%) of the voting or economic interests are owned, directly or indirectly, by a Person who has a relationship with such Person described in clause (i) or (ii) above.  In addition, any Person who is a stockholder, director or executive officer of the Company shall be deemed an “Affiliate” thereof.

“Assumed Liabilities” shall mean:

(i)                                     Lease Obligations.  All obligations of Company under the Personal Property Leases and Real Estate Leases arising or to be performed on or after the Closing Date (but specifically excluding liabilities for breaches of any of the Personal Property Leases or Real Estate Leases by Company, whether occurring as a result of the transactions contemplated by this Agreement or otherwise, and provided that as to any Personal Property Leases and Real Estate Leases which require consent of the other party thereto for assignment to and assumption by Purchaser such assignment and assumption shall be contingent upon Company obtaining the requisite consent of the other party); and

(ii)                                  Obligations under Contracts and Licenses.  All obligations of Company under the Business Contracts and Business Licenses set forth on Schedule 2.1(a)  arising or to be performed on or after the Closing Date, including but not limited to the warranty obligations described on Schedule 6.22, but excluding (i) any such obligations arising and to be performed prior to the Closing Date, and (ii) any such obligations arising out of or resulting from breaches of or defaults under any Business Contract or Business License prior to or as a result of Closing.

“Books and Records” means all books and records of the Company, including, but not limited to, those used or held for use in the conduct of the Business or otherwise relating to the Purchased Assets and all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.

“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the States of Illinois or Virginia or Texas.

“cause” shall mean in relation to a person’s employment with Purchaser, the occurrence of any of the following: (i) such person having committed any act that constitutes fraud, dishonesty, gross malfeasance of duty, or conduct grossly inappropriate to his or her employment with the Purchaser, all of the foregoing being subject to a good faith determination of the same being made by the Chief Executive Officer and the Board of Directors of the Purchaser; (ii) such person substantially failing to perform the principal duties reasonably expected of him or her in the ordinary course of business of the Purchaser for a period greater than 15 days and such failure to perform is not cured within 15 days after the date that the Chief Executive Officer of the Purchaser provides written notice to such person of the good faith determination that such a failure exists, or (iii) after the date of this Agreement, such person having been incarcerated for a period of at least 20 days as a result of his or her being convicted of, or pleading nolo contendere to, a felony.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which the Company is a party or by which Company is bound.

“Employee Benefit Plan” means any (A) any “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, or (C) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits, including, but not limited to, any severance agreement or plan, deferred compensation plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement or consulting agreement, whether written or unwritten, maintained or contributed to by the Company or under which the Company has any obligation or liability to any current or former employee, dependent, beneficiary, director, independent contractor or like person.

“Environmental and Safety Requirement” means any Law that is related to (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) the Release or threatened Release of any Hazardous Material, or (iii) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), and the Clean Water Act (33 U.S.C. § 7401 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall mean the following assets and properties of Company:

(i)                                     Personal Use Assets.   All assets that the parties hereto mutually agree are considered any Shareholder’s personal use items and are listed in Schedule 2.1(c);

(ii)                                  Cash.  All cash, commercial paper, certificates of deposit and other bank deposits, treasury bills and other cash equivalents held by Company;

(iii)                               Tax Refunds.  All refunds or credits, if any, of Taxes due to or from Company;

(iv)                              Deposits.  All deposits (including security deposits) deposited by or on behalf of Company as lessee or sublessee, or any prepaid expenses made by Company, under any Personal Property Lease, Business Contract, Business License or otherwise;

(v)                                 Accounts Receivable.  All trade accounts receivable and all notes, bonds and other evidences of indebtedness relating to, and rights to receive payments arising out of, sales occurring in the conduct of the Business prior to the Closing Date (the “Accounts Receivable”), but excluding specifically any receivables relating to the cost-sharing arrangement with Jewelers Mutual described on Schedule 6.12;

(vi)                              Insurance Policies.  All insurance policies of the Company;

(vii)                           Corporate Records.  The minute books, stock transfer books, corporate seal and corporate name of Company; and

(viii)                        Certain Contracts.  Employee benefits plans of the Company and those Contracts listed on Schedule 2.1(c).

“GAAP” means U.S. generally accepted accounting principles consistently applied.

“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.

“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vi) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, and (vii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss.

“Intellectual Property” means all intellectual property and other proprietary rights and information of the Company, including but not limited to all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress and trade names, including, without limitation, the name “Infinity”; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans; cost and pricing information, all supplier lists and related information; all domain names and web sites; sales data and plans; all customer accounts, lists, files, programs, plans, data and related information.

“Infinity Software” means that portion of the Company’s Intellectual Property consisting of the software applications developed, marketed and distributed as of the Closing that is commonly referred to as the “Infinity Software”, together with the related source code, reference manuals and related documentation.

“Law” means the common law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, decree or other decision of any court or other tribunal or governmental entity or agency legally binding on the relevant party or its properties.

“Liabilities” means Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, known, unknown, perfected, inchoate, unliquidated or otherwise, whether due or to become due).

“Liens” means any claims, liens, charges, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, or security interests of any kind or nature whatsoever, except for any (a) inchoate mechanics’, carriers’, workers’ and other similar Liens arising in the ordinary course of business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply, (b) inchoate Liens for current Taxes and assessments, not yet due and payable, and (c) any Liens of landlords under the Real Estate Leases.

“Party” means individually any of Purchaser, the Company, Chris, Kathryn, or John; and “Parties” means collectively, Purchaser, the Company, Chris, Kathryn, and John.

“Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations with, any Governmental Authority, including but not limited to, vehicle and business licenses.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

“Purchased Assets” shall mean the assets and properties of Company used or held for use in connection with the Business, as the same shall exist on the Closing Date, including, without limitation, the following assets, but specifically excluding the Excluded Assets:

(i)                                     Inventory.  All inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted, or located at customers’ premises on consignment, in each case, which are used or held for use by Company in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Company against suppliers of such inventories (the “Inventory”);

(ii)                                  Tangible Personal Property.  All equipment, machinery, furniture, fixtures and other tangible personal property (other than Inventory) used or held for use in the conduct of the Business at the locations at which the Business is conducted or at customers’ premises on consignment, or otherwise used or held for use by Company in the conduct of the Business (including but not limited to the items listed in Schedule 2.1(a)), including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person (the “Tangible Personal Property”);

(iii)                               Personal Property Leases.  All leases of Tangible Personal Property used in the conduct of the Business, including without limitation those described in Schedule 2.1(a) as to which Company is the lessee or sublessee, together with any options to purchase the underlying property (the leases and subleases described above, the “Personal Property Leases”);

(iv)                              Business Contracts.  All Contracts (other than the Real Property Leases and Personal Property Leases) to which Company is a party and which are utilized in the conduct of the Business, including without limitation Contracts relating to suppliers, sales representatives, distributors, customers, purchase orders, licensees, licensors, marketing arrangements and manufacturing arrangements, and including without limitation the Contracts listed in Schedule 2.1(a) (the “Business Contracts”), but excluding any Contract that is described as an Excluded Asset;

(v)                                 Intellectual Property Assets.  All Intellectual Property used or held for use in the conduct of the Business (including Company’s goodwill therein), including but not limited to the items listed in Schedule 2.1(a) (the “Intellectual Property Assets”);

(vi)                              Licenses.  All Licenses (including applications therefor) utilized in the conduct of the Business, including but not limited to the Licenses listed in Schedule 2.1(a) (the “Business Licenses”);

(vii)                           Books and Records.  All Books and Records relating to the assets otherwise covered  by items (i) through (vi) above and (viii) through (x) below, and specifically excluding the minute books, stock transfer books and corporate seal of the Company;

(viii)                        Claims.  All claims, warranties, guaranties, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to the Excluded Assets or the Retained Liabilities;

(ix)                                Real Estate Leases.  The Real Estate Leases (provided that if consent of the other party thereto is required for the assignment to and assumption by the Purchaser, such assignment and assumption shall be contingent until the requisite consent is obtained by such other party); and

(x)                                   Other Assets and Properties.  All other assets and properties of Company used or held for use in connection with the Business, including goodwill, but excluding the Excluded Assets, and including specifically any receivables related to the cost-sharing arrangement with Jewelers Mutual described on Schedule 6.12 (the “Other Assets”).

“Proportionate Share” means with respect to any Shareholder, such Shareholder’s percentage ownership of the Shares of the Company as set forth opposite such Shareholder’s name on Schedule A attached hereto.

“Real Estate Lease” means each of the leases of real property described on Schedule 2.1(a).

 “Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.

“Transaction Documents” means each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement.

“Transfer Tax” means any stamp or other sales, transfer, use, value added, excise or similar transaction Tax imposed under the Laws of the United States or any state, county or municipality or other subdivision thereof, arising as a result of the consummation of any of the transactions contemplated hereby.

ARTICLE 2

TRANSACTION

2.1                                 Purchase and Sale of Purchased Assets; Liabilities Assumed and Retained.

(a)           Purchased Assets.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, and in reliance on the respective representations and warranties of the Parties hereto, the Company shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase from the Company, all right, title and interest of the Company in and to the Purchased Assets, free and clear of all Liens (except for the Assumed Liabilities).

(b)           Assumed Liabilities.  In connection with the sale, transfer, conveyance, assignment and delivery of the Purchased Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge when due the Assumed Liabilities as the same shall exist on the Closing Date, and no others.

(c)           Retained Liabilities.  Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of Company (including, without limitation, those related to the Business) of any kind, character or description whatsoever (the “Retained Liabilities”), and  Company shall discharge in a timely manner or shall make adequate provision for all of the Retained Liabilities.

2.2                                 Purchase Price.  The aggregate purchase price for the Purchased Assets is payable as follows:

(a)           Cash Purchase Price.  Purchaser shall pay to the Company, in cash, at Closing (which will occur on May 9, 2006, unless the Company and Purchaser mutually agree otherwise), an amount equal to $2,900,000 (the “Cash Purchase Price”), by wire transfer of immediately available funds.

(b)           Earn-Out.  In addition to the Cash Purchase Price, as additional consideration for the Purchased Assets, Purchaser shall pay to the Company an earn-out based on the following:

(i)            Purchaser shall pay to the Company $1.17 for every $1 of revenue in excess of $4,450,000 generated by the Infinity Division in the period (the “Earn-Out Period”) from the Closing Date through August 1, 2007, based on actual cash collected against invoices billed during such period (the “Earn-Out Amount”).  The Infinity Division will have until November 1, 2007 (the “Earn-Out Collection Period”) to collect such cash on invoices billed during the Earn-Out Period.  If, as of August 1, 2007 the Infinity Division has generated revenues by collecting cash in excess of $4,450,000 during the Earn-Out Period, then the Purchaser shall pay to the Company the Earn-Out Amount applicable to such revenues on or before September 15, 2007.  To the extent additional revenues are received during the Earn-Out Collection Period, the Purchaser shall then have until 45 days after the Earn-Out Collection Period to pay the remainder of the applicable Earn-Out Amount to the Company.  If the Purchaser fails to timely make the required Earn-Out Amount payment, in addition to any other rights the Company may have to pursue the Earn-Out Amount, then the Company shall have the option, upon 30 days’ written notice to the Purchaser, to require the return of the that portion of the Purchased Assets that are then in the possession of, or under the control of, the Purchaser, and upon receipt of such notice and the subsequent failure of the Purchaser to remedy such non-payment with the 30-day notice period, the Purchaser shall promptly facilitate a re-transfer of the Purchased Assets to the Company.   The Purchaser also agrees with the Company and the Shareholders that prior to the expiration of the later to expire of the date by which Purchaser must pay the Earn-Out Amount or the Supplemental Earn-Out Amount (as defined below) (the later of such dates being referred to as the “Outside Payment Date”) that the Purchaser shall neither sell the Infinity Software to a third party outside the ordinary course of business (for example, licenses to customers in the ordinary course of business would be permitted) or grant any exclusive licenses concerning the Infinity Software, and if, prior to the end of the Outside Payment Date, the Purchaser does either sell the Infinity Software to a third party outside the ordinary course of business or grant any exclusive licenses concerning the Infinity Software, then the maximum Earn-Out Amount (unless in such case the Earn-Out Period has then expired and the actual Earn-Out Amount owed, if any, and unpaid can be calculated, in which case such  Earn-Out Amount owed and unpaid shall be due), or any unpaid portion thereof, and the maximum Supplemental Earn-Out Amount (unless in such case the Supplemental Earn-Out

Period has then expired and the actual Supplemental Earn-Out Amount owed, if any, and unpaid can be calculated, in which case such Supplemental Earn-Out Amount owed and unpaid shall be due), or any unpaid portion thereof, shall be deemed payable to the Company as of such sale or exclusive license date, and any such sales shall be considered void until the applicable owed Earn-Out Amount and/or Supplemental Earn-Out Amount are paid.
(ii)           The Earn-Out Amount shall not exceed $4,000,000.
(iii)          If any Shareholder is terminated without cause prior to the end of the Earn-Out Period, then the terminated Shareholder’s Proportionate Share of the maximum Earn-Out Amount of $4,000,000 shall be deemed earned and shall be paid immediately to the Company upon such termination.

2.3           Supplemental Earn-Out.  The Company will be entitled to receive a supplemental earn-out payment of $500,000 (the “Supplemental Earn-Out Amount”), if the following condition is satisfied:  the Infinity Division achieves revenues of either (a) at least $6,000,000 between May 1, 2006 through April 30, 2007, or (b) at least $12,000,000 between May 1, 2006 through April 30, 2008 (the period from May 1, 2006 through the earliest date by which the applicable revenues are generated shall be hereinafter referred to as the “Supplemental Earn-Out Period”).  The Infinity Division shall have 3 months from the end of the Supplemental Earn-Out Period to collect any such receivables on invoices billed during the applicable period (the “Supplemental Earn-Out Collection Period”).  The Purchaser shall pay such Supplemental Earn-Out Amount, if earned, within 45 days of the end of the Supplemental Earn-Out Collection Period.

2.4                                 Closing.

(a)           Time and Place.  The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m. local time at such time and date as the parties hereto may mutually agree in writing, but no later than May 10, 2006, provided that the effective date of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereunder shall immediately relate back to May 1, 2006 (the “Closing Date”), regardless of the actual date that execution of documents occurs.  If an in-person Closing is required to facilitate the consummation of the purchase and sale of the Purchased Assets, such  Closing shall be held at the offices of counsel to Purchaser in Atlanta, Georgia, or such other location as the parties shall mutually agree.

(b)           Deliveries of the Company.  At the Closing, the Company will deliver or cause to be delivered to Purchaser the following items:

(i)            Purchased Assets and Assignment Instruments.  The Purchased Assets, together with such instruments of transfer or conveyance as may be necessary to evidence ownership of the Purchased Assets by Purchaser including, without limitation, the following:  (i) a General Assignment and Bill of Sale in form and substance reasonably acceptable to Purchaser’s counsel (the “General

Assignment”), duly executed by Seller, (ii) assignments of the Intellectual Property Assets in form and substance reasonably satisfactory to Purchaser’s counsel, and (iii) such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Purchaser’s counsel, as shall be effective to vest in Purchaser good title to the Purchased Assets (the General Assignment and the other instruments referred to in clauses (ii), and (iii) being collectively referred to herein as the “Assignment Instruments”).
(ii)           Corporate Documents.  Articles of Incorporation or Certificates of Formation, as applicable, of the Company, certified by the Secretary of State of the state of its formation as of a recent date, and the by-laws of the Company, certified by the secretary of the Company, as in effect at the Closing.
(iii)          Certificates of Good Standing.  Certificates of Good Standing, dated as of a recent date, with respect to the Company, issued by the Secretary of State of the state of its formation and by the Secretary of State of each jurisdiction in which the Company is qualified to do business as a foreign corporation.
(iv)          Resolutions.  A copy of the resolutions of the Company certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of the Transaction Documents to which the Company is a party and the performance of the transactions to be performed by the Company as contemplated hereby and thereby.
(vi)          Other Documents.  Such other documents and instruments as Purchaser reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to Purchaser shall be in form and substance reasonably satisfactory to Purchaser.

(c)           Deliveries of Purchaser.  At the Closing, Purchaser will deliver to the Company the following items.

(i)            Cash Purchase Price.  The Cash Purchase Price by wire transfer of immediately available funds to the Company.
(ii)           Corporate Documents.  The Certificate of Incorporation of Purchaser, certified by the Secretary of State of the State of Delaware as of a recent date, and the by-laws of the Purchaser, certified by the secretary of the Purchaser, as in effect at the Closing
(iii)          Certificates of Good Standing.  Certificates of Good Standing, as of a recent date, with respect to Purchaser issued by the Secretary of State of the state of its formation.

(iv)          Resolutions.  A copy of the resolutions of Purchaser certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby.

(vi)          Assumption Instruments.  Purchaser will deliver (i) an Assumption Agreement in form and substance reasonably acceptable to the Company’s counsel (the “Assumption Agreement”), duly executed by Purchaser, and (ii) such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to the Company’s counsel, as shall be effective to cause Purchaser to assume the Assumed Liabilities as and to the extent provided in this Agreement (the Assumption Agreement and such other instruments referred to in clause (ii) being collectively referred to herein as the “Assumption Instruments”).

(vii)         Other Documents.  Such other documents and instruments as the Company or the Shareholders reasonably shall deem necessary to consummate the transactions contemplated hereby.

All documents delivered to the Company and/or Shareholders shall be in form and substance reasonably satisfactory to the Company and/or Shareholders.

2.5                                 Restrictive Covenants.

(a)           Acknowledgement of Shareholders.  Each of the Company and the Shareholders agrees and acknowledges that, after Closing, it is necessary that they not utilize their special knowledge of the Company and its relationships with customers and suppliers to compete with Purchaser or the Company, and that Purchaser would not have entered into this Agreement or consummated the transactions contemplated hereby but for the following agreements and covenants.

(b)           Non-competition by Shareholders.  For purposes of this Agreement, the “Restricted Period” shall mean the period commencing on the Closing Date and ending immediately and without further action by any party hereto, on the earlier of the following:  (i) the fifth (5th) anniversary of the Closing Date, or (ii) the occurrence of any material default under this Agreement or any of the Transaction Documents (and the failure of Purchaser to cure such material default within the cure period, if any, pursuant to and in accordance with the provisions of such agreement), or (iii) as to any Shareholder who is terminated by Purchaser without cause, the date of such termination or (iv) if all of the Shareholders are terminated without cause or resign with good reason, the date of such termination or resignation of the last of such Shareholders.  During the Restricted Period, neither the Company nor the Shareholders shall, in any location within the United States, conduct or engage in the Business, or, directly or indirectly own, manage, operate, control or finance the ownership, management, operation, control or financing of, or act as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, of distributor of, or permit their names to be used by, any Person engaged in the Business; provided, however, that each of the Shareholders may own, directly or indirectly, solely as an investment, not more than five percent (5%) of any class of securities of any Person registered pursuant to the Securities Exchange Act of 1934, as amended.

(c)           Confidential Information; Personal Relationships.  At all times during the Restricted Period, except as required (i) by applicable law or by legal or regulatory process, (ii) to discharge Company’s or Shareholders’ obligations to the Purchaser or (iii) in communicating with their legal, financial and tax or accounting professionals, Company and Shareholders shall keep secret and retain in strictest confidence, and shall not use for their respective benefit or others, or disclose to others, any confidential matters relating to the Business, including, without limitation, trade secrets, product information, customer lists, details of contracts, pricing policies, price lists, trade promotion and discount schedules, operational methods, employee lists and evaluations, marketing plans or strategies, business acquisition plans and new personnel acquisition plans previously used by the Company in the Business, other than such information that is or becomes generally available to the public other than as a result of a breach of this Agreement by either of them, or which is compelled as a matter of Law to be disclosed; provided, however, that if either of the Company or Shareholders receives notice that it, he or she may be required to disclose any such information, it, he or she shall give Purchaser sufficient prior written notice in order to contest such requirement or order and cooperate with Purchaser (at Purchaser’s expense) in seeking a protective order or other remedy to limit the disclosure of such information.

(d)           Employees.  During the Restricted Period, neither the Company nor any of the Shareholders shall, on their behalf or on behalf of any other Person, directly or indirectly, whether as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, solicit the employment of, offer employment to, any Person who provided services (as an employee or consultant) to the Company within the prior twelve (12) month period, or encourage any such Person to leave the employment of the Company, after the Closing Date, unless the Company first terminates the employment of such employee (or its relationship with such consultant) and a period of thirty (30) days lapses after such termination.

(e)           Customers, Suppliers and Sales Representative.  During the Restricted Period, except on behalf of the Company, neither the Company nor any of the Shareholders shall, on their behalf or on behalf of any other Person, directly or indirectly, whether as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, solicit business from any Person which is or was a customer or active prospective customer of the Company thereof at any time during the prior two (2) year period, or from any successor in interest to any such person, firm, company or other entity, in any case for the purpose of securing business or contracts of the kind provided by the Business as of the Closing Date.

(f)            Non-Disruption.  During the Restricted Period, neither the Company nor any of the Shareholders shall, on their behalf or on behalf of any other Person, directly or indirectly, as an agent, representative, consultant, investor, owner, partner, manager, joint venturer, distributor or otherwise, interfere with, disrupt or attempt to disrupt any past or present relationship, contractual or otherwise, between the Company, on the one hand, and any of its respective customers, prospective customers, suppliers, sales representatives, distributors, employees or consultants, on the other hand.

(g)           Negative Publicity.  During the Restricted Period, neither the Company nor any of the Shareholders shall make statements or any other expressions on television, radio, the internet or through other media or to any third party, including, without limitation, in communications with any customers, suppliers, sales representatives or distributors, which in any way would be reasonably regarded as being disparaging or materially harmful to Purchaser, the Company, or any of their respective Affiliates, the products and services of the Company or any of its Affiliates, or the Business or any other business of the Company, except as required by Law.

(h)           Rights and Remedies Upon Breach.  If either the Company or any of its Shareholders breaches, or threatens to commit a breach of, any of the provisions of this Section 2.6 (the “Restrictive Covenants”), then Purchaser shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, without the necessity of posting any bond therefor, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Purchaser and its Affiliates and that money damages would not provide an adequate remedy to Purchaser and its Affiliates, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Purchaser and its Affiliates under law or in equity.

(i)            Severability of Covenants.  Each of the Company and the Shareholders acknowledges and agrees that the Restrictive Covenants are reasonable, necessary and valid in duration and geographical scope and in all other respects.  If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not be affected thereby and shall be given full effect without regard to the invalid portions.

(j)            Blue-Penciling.  If any court determines that any of the Restrictive Covenants or any part thereof, are unenforceable because of the duration or geographical scope of such provisions, such court shall reduce the duration or scope of such provision, as the case may be, to the minimum extent necessary such that, in its reduced form, such provision shall then be enforceable.

2.6           Purchase Price Allocations.  The Company and the Purchaser shall work cooperatively following the Closing to mutually agree in accordance with any then applicable prevailing asset allocation rules and within a reasonable period of time following the Closing on the allocation of the Purchase Price to the Purchased Assets and any of the other aspects (e.g., the restrictive covenants) of the transactions contemplated by this Agreement.

ARTICLE 3

AGREEMENTS AND COVENANTS OF COMPANY, SHAREHOLDERS AND PURCHASER

Company, Purchaser and the Shareholders covenant and agree:

3.1           Access to Information.  After the Closing Date and upon reasonable advance notice, each Party will give, or cause to be given, to the other Party and its representatives, during normal business hours, such reasonable access to the personnel, properties, titles, contracts, books, records, files and documents in its possession or control, and at the expense of the other Party, copies of the foregoing, as is necessary to allow the other Party to obtain information in connection with the preparation and any audit of the Company’s tax returns, any claims, demands, other audits, suits, actions or proceedings by or against the Company, or for any other reasonable purpose.

3.2                                 Tax Cooperation and Other Tax Matters.

(a)           Purchaser and Company agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information relating to the Company (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Purchaser and Company shall retain all of their respective books and records with respect to Taxes pertaining to the Company for a period of at least seven years following the Closing Date or, if longer, the period during which the Company has agreed to extend the applicable statute of limitation.  Purchaser and Company shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company for any tax period (or portion thereof) ending on or before the close of business on the Closing Date.

(b)           Any transfer, documentary, sales, use or other Taxes assessed upon or with respect to the transfer of the Purchased Assets to Purchaser and any recording or filing fees with respect thereto shall be divided equally between Purchaser and the Company.

(c)           Purchaser and Company agree that any Taxes due and payable by the Company for the period prior to Closing, which were unpaid as of the Closing Date, shall be the responsibility of, and paid or otherwise satisfied by, Company.

(d)           Following the Closing, the Company shall be solely responsible at its expense for preparing or causing to be prepared and timely filing with the appropriate governmental entities all of the Tax Returns of the Company that are due after or before the Closing Date (taking into account all applicable timely filed and valid extensions)..

ARTICLE 4

FURTHER AGREEMENTS AND COVENANTS OF PURCHASER

Purchaser covenants and agrees with the Company and Shareholders that:

4.1           Operation of the Business after Closing.  For a period of at least three (3) months after the later to occur of the end of the Earn-Out Period or end of the Supplemental Earn-Out Period, the Business shall be operated as a separate division of Purchaser (the “Infinity Division”).  In accordance therewith, during the Earn-Out Period and the Supplemental Earn-Out Period, the Shareholders shall have the right to operate the Infinity Division in substantially the same manner as the Business comprising the Infinity Division was managed by them when such Business was operated by the Company, subject, however, to (a) the operating budget for the Infinity Division shall not exceed $3,100,000 on an annual basis; and (b) the operation of the Infinity Division and the Shareholders as employees of the Purchaser will be subject to the oversight of the Purchaser and must generally adhere to the policies and procedures of the Purchaser unless the Shareholders notify Purchaser in writing that such policies and procedures will in the good faith judgment of the Shareholders materially hinder the achievement of the Earn Out Amount or the Supplemental Earn-Out Amount; and (c) nothing herein shall limit the Purchaser’s ability to terminate any employee of the Infinity Division, including the Shareholders, provided the Shareholders shall have the right to hire a replacement for any such employee with the same skill set as such terminated employee; and (d) the Infinity Division shall be entitled to obtain the assistance (on a full time basis) of up to three (3) additional software programming professionals and/or project managers to assist with the operations of the Infinity Division, the cost of which shall be in addition to, and shall increase, the $3,100,000 budget referenced above; provided that a reasonable attempt must be made by the Infinity Division to obtain such professionals through existing staff of the Purchaser or through existing offshore software professional support channels that are already available to the Purchaser, and failing either of these two avenues then to source such professionals through other channels and subject to market rates of compensation.

4.2                                 Employment Matters.

(a)           Christine M. Denham shall act as a Senior Vice President of the Infinity Division with all powers and attributes with respect to the Infinity Division traditionally granted to a Senior Vice President of a company and would be entitled to receive a salary of $20,833.33 per month.

(b)           Kathryn Steding Cay shall act as a Senior Vice President of the Infinity Division with all powers and attributes with respect to the Infinity Division traditionally granted to a Senior Vice President of a company and would be entitled to receive a salary of $20,833.33 per month.

(c)           John Schmitt shall act as the General Manager of Development of the Infinity Division with all powers and attributes with respect to the Infinity Division traditionally granted to a General Manager of Development of a company and would be entitled to receive a salary of $14,583.33 per month.

(d)           In addition to the salaries referenced above, each Shareholder while employed by Purchaser shall receive employment benefits (such as health and dental insurance) comparable to other employees of Purchaser holding similar positions.

(e)           Purchaser shall use its best efforts to extend employment with the Infinity

Division to the non-Shareholder employees of the Company who are employed with the Company as of the Closing Date and the compensation of such employees shall be as nearly as possible equivalent to the compensation received by such employees while employed by the Company, except that the benefits offered to such employees shall be the customary benefits then offered by Purchaser to its other employees generally (but with each such employee receiving service credit for years of service with the Company) and no bonus commitments shall be required of the Purchaser with respect to such employees.  Purchaser will give each employee of the Company that Purchaser hires credit for any accrued vacation time earned in 2006 while with the Company toward Purchaser’s vacation policy; provided that Company acknowledges that Purchaser does not pay employees for unused vacation time.

4.3           Insurance Reimbursement.  Purchasers shall reimburse Company for the reasonable cost of liability insurance coverage carried by Company after the Closing Date through the Supplemental Earn-Out Period where such insurance coverage is solely for activities of the Company following the Closing.

4.4           Collection of Accounts Receivable.  The Shareholders acting through the Infinity Division shall have the continued right to collect the Accounts Receivable for the period prior to the Closing Date, and the payments on such Accounts Receivable shall be regarded as being for the account of the Company and promptly remitted thereto, regardless of whether collected by the Shareholders through the Infinity Division or otherwise by the Purchaser.

ARTICLE 5

[RESERVED]

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND THE COMPANY

Except as set forth in the Disclosure Schedule delivered by Company and Shareholders to Purchaser at or prior to the execution of this Agreement and except as set forth in any amendment, revision or restatement of such Disclosure Schedule which is delivered to Purchaser at or prior to the Closing), the Company and each of the Shareholders, jointly and severally, represents and warrants to Purchaser as follows:

6.1           No Conflicts.  Except as set forth on Schedule 6.1 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Transaction Documents by the Company or the Shareholders nor the performance by the Company or the Shareholders of the transactions contemplated hereby or thereby will:

(a)           violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of the Company;

(b)           violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(c)           constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which the Company or any of the Shareholders is a party or by which the properties or assets of the Company or any of the Shareholders are bound;

(d)           constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which the Company is a party or by which its properties or assets are bound;

(e)           result in the creation or imposition of any Lien upon the Purchased Assets; or

(f)            require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

6.2           Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full power and authority to carry on the Business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.  The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would reasonably be expected to have a material adverse effect on its business, financial condition or operations, which jurisdictions are listed on Schedule 6.2 of the Disclosure Schedule.  The Company has no Subsidiaries.  The name of each director and officer of the Company is set forth opposite the position held by same on Schedule 6.2 of the Disclosure Schedule.

6.3           Capitalization.  Schedule 6.3 of the Disclosure Schedule sets forth the entire authorized capital stock and the total number of issued and outstanding shares of capital stock of the Company.  The Company has no outstanding stock other than the Shares.  All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and non-assessable.  No shares of capital stock of the Company are subject to, nor have been issued in violation of, preemptive or similar rights.  The Company has no outstanding securities convertible into or exchangeable for shares of its capital stock or containing profit participation features, and the Company has no outstanding options, warrants or rights to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for capital stock.

6.4           Financial Statements.  Schedule 6.4 of the Disclosure Schedule contains the following financial statements of the Company (collectively, the “Financial Statements”):

(a)           The unaudited balance sheet of the Company as of December 31, 2005 (the “Latest Balance Sheet Date”), and the related unaudited statements of income and cash flows for the year then ended (collectively, the “2005 Unaudited Financial Statements”), and all letters from the Company’s accountants with respect to services provided with respect thereto; and

(b)           The unaudited balance sheet of the Company as of December 31, 2004, and the related unaudited statements of income and cash flows for the year then ended, and all letters from the Company’s accountants with respect to services provided with respect thereto.

The Financial Statements are complete and correct in all material respects, are consistent with the Books and Records, and, other than as set forth on Schedule 6.4 of the Disclosure Schedule, fairly present the financial condition, assets and liabilities of the Company, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto.  Since the Latest Balance Sheet Date there has been no change in the Company’s reserve on accrual amounts or policies.

6.5           Absence of Undisclosed Liabilities.  Except to the extent set forth on Schedule 6.5 of the Disclosure Schedule, to the knowledge of the Company and the Shareholders, the Company has no material Liabilities in excess of $25,000, whether due or to become due, arising out of transactions entered into on or prior to the date hereof, or any transaction, series of transactions, action or inaction occurring on or prior to the date hereof, or any state of facts or conditions existing on or prior to the date hereof (regardless of when such liability or obligation is asserted), including, without limitation, Liabilities on account of Taxes or Employee Benefit Plans, or in respect thereof, except as incurred in the ordinary course of business consistent with past practice.

6.6                                 Tangible Personal Property.  Except as set forth in Schedule 6.6 of the Disclosure Schedule:

(a)           Title.  The Company is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all tangible personal property (including, without limitation, all fixtures, leasehold improvements, equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, office, operating and other supplies, parts, vehicles (whether or not registered under motor vehicle registration laws), furniture, and other tangible personal property of the Company) used in the conduct of the Business by the Company as presently conducted, including all tangible personal property reflected on the balance sheet included in the 2005 Unaudited Financial Statements and tangible person property acquired since the Latest Balance Sheet Date, other than property disposed of since such date in the ordinary course of business consistent with past practice.  All such tangible personal property is free and clear of all Liens.  No Person other than the Company owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.

(b)           Condition.  All of the assets of the Company are in good condition and repair consistent with industry standards (ordinary wear and tear accepted), and are useable in the ordinary course of business.  Except for tangible personal property having a fair market value of less than $1,000, Schedule 6.6(b) of the Disclosure Schedule includes all of the fixed assets of the Company, and each item of tangible personal property owned by the Company and the location thereof.  Schedule 6.6(b) of the Disclosure Schedule lists all leases of tangible personal property to which the Company is a party or is bound providing for annual lease payments in excess of $5,000, and the location of such leased tangible personal property.

6.7           Contracts.  Schedule 6.7(a) of the Disclosure Schedule is a correct and complete list of each material Contract of the Company, including but not limited to, all Contracts that require the Company to pay, or entitle the Company to receive, in the aggregate, $5,000 or more during any twelve (12) month period, all Contracts that restrict any business activity anywhere in the world, and all Contracts that are not terminable by the Company upon not more than thirty (30) days’ prior notice without penalty or payment (each a “Material Contract”).  Correct and complete copies of the Material Contracts listed on Schedule 6.7(a) of the Disclosure Schedule have previously been furnished to Purchaser.  Except as set forth on Schedule 6.7(b) of the Disclosure Schedule, to Shareholder’s knowledge the Company is not in default, nor has any event occurred which with the giving of notice or the passage of time or both would constitute a default by the Company, under any Material Contract or by any other party to any such Material Contract.  Except as set forth on Schedule 6.7(c), to the knowledge of Shareholders, no Material Contract is subject to any claims, charges, set-offs or defenses.  Except as set forth on Schedule 6.7(d), no consent, approval, or waiver of any third party under any Material Contract is required in connection with the transactions contemplated by this Agreement.

6.8           Real Property.  No real property is owned by the Company.  Schedule 6.8 of the Disclosure Schedule lists all real property which is leased by the Company from third parties (the “Leased Real Property”), and indicates the owners of the Leased Real Property.  Accurate and complete copies of all existing lease agreements with respect to the Leased Real Property as of the Closing Date have heretofore been delivered to the Purchaser.  The Company has not exercised any option to purchase any parcel of Leased Real Property.  The Leased Real Property constitutes the only real property used or occupied by the Company in the conduct of the Business.  There are no parties (other than the Company) in possession of the Leased Real Property and the Company enjoys peaceful and undisturbed possession of the Leased Real Property, subject to the terms and conditions of the leases set forth on Schedule 6.8 of the Disclosure Schedule.  To the Shareholder’s knowledge, the buildings, plants, structures and fixtures located on the Leased Real Property, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors, are in good condition and repair for their present use in the operation of the Business (reasonable wear and tear excepted).  To the knowledge of Shareholders, within the last twelve (12) months, no notice from any Governmental Authority has been received by the Company or has been served upon the Leased Real Property requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Leased Real Property.  To the knowledge of Shareholders, no notice has been received by the Company or has been served upon the Leased Real Property stating that, and Shareholders have no knowledge that, the buildings and improvements on the Leased Real Property, or the Business as presently conducted thereon by the Company, are not in material compliance with any applicable Law.

6.9           Litigation.  There is no suit, action, proceeding, investigation, arbitration, mediation, claim or order pending or, to the knowledge of Shareholders, threatened against the Company before any court, or before any governmental department, commission, board, agency, or instrumentality.  To the knowledge of the Company and the Shareholders, the Company is not subject to any judgment, order or decree of any court or governmental agency.

6.10         Compliance with Applicable Laws.  To the Shareholder’s knowledge, the Company (a) is not, or has not been in the past five (5) years, in material violation of any Law in connection with the conduct, ownership, use, occupancy or operation of the Business or assets, including, without limitation, regarding any alleged failure to possess any material license, Permit, authorization or other approval, (b) the Company has not received notice of any such material violation, and (c) no facts or circumstances exist which would reasonably be expected to cause the Company to be in any such material violation in the future, except as set forth on Schedule 6.10 of the Disclosure Schedule.

6.11         Intellectual Property.  Schedule 6.11 of the Disclosure Schedule contains a complete and correct list of all patents, patent applications, patent disclosures, registered and unregistered trademarks, registered service marks, registered and unregistered trade names and corporate names, domain names and websites, registered copyrights, and registrations, applications and renewals for any of the foregoing, and software (other than “off-the-shelf” commercial software), which comprise a portion of the Intellectual Property, including all registration numbers and dates and jurisdictions of registrations, if applicable, all licenses and other rights granted from or to any third party with respect to any Intellectual Property, and all such licenses and other rights granted by any third party to the Company.  Except as set forth on Schedule 6.11 of the Disclosure Schedule (a), the Company owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Intellectual Property necessary for the operation of the Business as presently conducted by the Company; (b) each item of Intellectual Property owned or used by the Company prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing, (c) no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property has been made, is currently outstanding or, to the knowledge of Shareholders, is threatened; (d) neither the Company nor any registered agent of any of the foregoing has received any notices of an allegation of any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property, nor has the Company received any claims of infringement or misappropriation of or other conflict with any intellectual property of any third party; (e) the Company has not knowingly infringed, misappropriated or otherwise violated any intellectual property of any third parties, nor does the Company or any of the Shareholders have knowledge of any infringement, misappropriation or conflict which will occur as a result of the transactions contemplated hereby; (f) to the knowledge of the Company or any of the Shareholders, no other Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, the Intellectual Property; (g) other than for third party, off the shelf commercial software the use of which is immaterial to overall operation of the Business, the Company is not contractually obligated to pay any fee, royalty or other compensation for the use of any third party intellectual property; and (h) the Company has not granted any exclusive right with respect to any Intellectual Property.  All Intellectual Property owned by the Company was created by employees of the Company within the scope of their employment, or by independent contractors who have assigned all of their rights in such Intellectual Property to the Company pursuant to written agreements.

6.12         Conduct of Business.  Except as set forth on Schedule 6.12 of the Disclosure Schedule, since the Latest Balance Sheet Date, the Company has been conducted only in the ordinary course of business consistent with past custom and practice, and the Company has not incurred any liabilities other than in the ordinary course of business consistent with past custom and practice and there has been no material adverse change in the Business, or the condition (financial or otherwise), assets, operations, operating results, prospects, employees or customer relations of the Company, and, to the knowledge of the Company and the Shareholders, no event has occurred that could reasonably be expected to have such an effect.  Without limiting the generality of the foregoing and except as set forth on Schedule 6.12 of the Disclosure Schedule, since the Latest Balance Sheet Date, the Company has not:

(a)           sold, assigned or transferred any material asset except for the sale of products in the ordinary course of business, or mortgaged, pledged or subjected any material asset or the Leased Real Property to any Lien, charge or other restriction;

(b)           other than in the ordinary course of business, sold, assigned, transferred, abandoned or permitted to lapse any material licenses or Permits, any Intellectual Property or other material intangible assets, or disclosed any material proprietary confidential information to any person, granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(c)           other than in the ordinary course of business, made or granted any increase in the compensation of any employee, or amended or terminated any existing employee plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan, or adopted any new Employee Benefit Plan;

(d)           conducted its cash management customs and practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities) and maintained the Books and Records other than in the usual and ordinary course of business consistent with past practice;

(e)           made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer, director, shareholder, agent or Affiliates, in an amount in excess of $75,000 in the aggregate;

(f)            suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(g)           changed any pricing, investment, financial reporting, inventory, credit, allowance, Tax or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or its fiscal year;

(h)           except for payment of compensation and contributions to Employee Benefit Plans, declared, set aside or paid any dividend or distribution of cash, capital stock or other property to any stockholder or purchased, redeemed or otherwise acquired any shares of its capital stock, made any other payments to any stockholder or issued any capital stock or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any capital stock or other equity (or phantom equity or similar) interest;

(i)            entered into any other material transaction including but not limited to any merger, acquisition, joint venture, partnership or incurrence of any Indebtedness (other than trade payables incurred and leases entered into in the ordinary course of business consistent with past practice), or formed any other new arrangement for the operation of the Business, other than in the ordinary course of business consistent with past practice;

(j)            amended its certificate or articles of incorporation or bylaws (or other comparable corporate charter documentation), or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or

(k)           committed to any of the foregoing.

6.13         Insurance.  Schedule 6.13 of the Disclosure Schedule is a correct and complete list and description, including policy numbers, carriers, risks insured, amounts of coverage, deductibles and expiration dates, of all insurance policies (with respect to liability, property, workers’ compensation, directors’ and officers’ liability or otherwise) of the Company, or of any Person (other than the Company) for the benefit of the Company, correct and complete copies of which policies have previously been delivered to Purchaser.  Such policies are valid, binding and in full force and effect, and, to the Shareholder’s knowledge the Company is not in default thereunder.  The Company has not, to the knowledge of Shareholders, received any notice of cancellation or intent to cancel, or increase or intent to increase premiums, with respect to such insurance policies nor, to the knowledge of Shareholders, is there any basis for any such action.  Schedule 6.13 of the Disclosure Schedule also contains a list of all pending claims filed by the Company with any insurance company and any instances within the previous five (5) years of a denial of coverage of the Company by any insurance company.

6.14         Permits.  To the knowledge of the Company and the Shareholders, the Company holds all material Permits and approvals of Governmental Authorities necessary or desirable for its current conduct, ownership, use, occupancy or operation of its assets, the Business and the Leased Real Property, all of which material Permits and approvals (along with the owner, the function and the expiration and renewal date of each) are listed on Schedule 6.14 of the Disclosure Schedule and complete and correct copies of which have previously been furnished to Purchaser.  Except as set forth on Schedule 6.14 of the Disclosure Schedule, to the knowledge of the Company and the Shareholders, upon the Closing the Company will hold or will be able to obtain without undue expense or delay all material Permits and approvals of Governmental Authorities necessary or desirable for the current conduct, ownership, use or operation of the Business and the Leased Real Property.  None of the Permits or approvals set forth on Schedules 6.14 of the Disclosure Schedule will require the consent, approval, novation or waiver of, or giving of notice to, any governmental entity or other third party in connection with the consummation of the transactions contemplated by this Agreement.

6.15         Employee Benefit Plans.

(a)           Schedule 6.15(a) sets forth a complete list of all Employee Benefit Plans.

(b)           The Company has delivered complete copies to Purchaser of (i) each written Employee Benefit Plan currently maintained by the Company, as amended to the Closing; (ii) the Form 5500 Annual Report for the year 2004; and (iii) the most recent summary plan description or summary of modifications.

(c)           Except as set forth in Schedule 6.15(c), the Company has not at any time participated in or made contributions to or had any other liability with respect to, a plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or, except as disclosed on Schedule 6.15(c), a plan which is subject to Title IV of ERISA.

6.16         Affiliate Transactions.  No Shareholder, has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any competitor, supplier or customer of the Company, or in any Person from whom or to whom the Company has leased any real or personal property or in any other Person with whom the Company has any business relationship, except for transfers of cash, property or rights arising in the ordinary course pursuant to and in accordance with the terms of such Shareholder’s employment.

6.17         Health, Safety and Environment.

(a)           Compliance.  To the knowledge of the Company and Shareholders, the Company is and at all times has been in compliance with all material Environmental and Safety Requirements applicable to the Business and its use of the Leased Real Property.

(b)           No Hazardous Materials; No Releases.  Except in compliance with all applicable Environmental and Safety Requirements, to the knowledge of Company and the Shareholders, there has been no Release of any Hazardous Material at the Leased Real Property.

6.18         Employees; Salaries; Personnel Agreements, Plans and Arrangements.

(a)           Schedule 6.18(a) of the Disclosure Schedule contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company on a salaried basis, (ii) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company on an hourly or piecework basis, and (iii) the names and total annual compensation for all independent contractors who render material services on a regular basis to the Company.  Except as set forth in Schedule 6.18(a)

of the Disclosure Schedule, no person listed thereon has received any bonus or increase in compensation since the Latest Balance Sheet Date, and there has been no “general increase” in the compensation or rate of compensation payable to any employees of the Company since the Latest Balance Sheet Date, nor since that date has there been any promise to the employees listed on Schedule 6.18(a) orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with the past compensation practices of the Company, and obligations incurred under existing Employee Benefit Plans of the Company.

(b)           The Company is not a party to or obligated with respect to any (a) outstanding material contracts with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors, or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement.  Except as set forth in Schedule 6.18(b) of the Disclosure Schedule, no strike, picketing, work stoppage, work slow down, union organizational activity, or notice to bargain has occurred, and no formal allegation, charge or complaint of unfair labor practice, employment discrimination or sexual harassment or other similar occurrence has been filed within the past two (2) years or is pending or, to the knowledge of Shareholders, threatened, nor do Shareholders have knowledge of any reasonable basis for any such allegation, charge, or complaint.  To the Shareholders’ knowledge, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes relating to the Company.  There are no administrative charges or court complaints pending or, to the knowledge of Shareholders, threatened in connection with the Company before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

(c)           Schedule 6.18(c) of the Disclosure Schedule contains a true, complete and correct list of all employee and other fringe benefits and other compensation provided by the Company to the officers and directors of the Company, other than employee and other fringe benefits provided to all employees of the Company.

6.19         Workers Compensation.  To the knowledge of Shareholders, no claims, injuries, fact, event or condition exists which could give rise to a claim by employees, leased employees or former employees (including dependents and spouses) of the Company under any workers compensation Laws, requirements or programs or for any other medical costs and expenses.

6.20         Taxes.  Except as set forth on Schedule 6.20 of the Disclosure Schedule or reserved for on the 2005 Unaudited Financial Statements, all Taxes due and payable by the Company have been paid in full.  All Tax Returns that are required to have been filed by the Company have been filed in a timely manner (except those under valid extension) and such returns are complete and correct in all material respects.  Any deficiencies proposed as a result of any governmental audits have been paid or settled, and there are no present disputes as to Taxes payable by the Company.  There are no unexpired waivers of any statute of limitations with respect to any Taxes by the Company and the Company is not a party to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes.  The Company has timely collected or withheld all Taxes required to be collected or withheld by the Company with respect to any payment to any officer, shareholder, director, current or former employee, independent contractor or third party and, to the extent required, has remitted such Taxes to the proper Governmental Authority.  The Company is not a party to or bound by any agreement requiring, or otherwise responsible for, the sharing or payment by the Company of Taxes of another Person.  None of Shareholders or the Company is a “foreign person” within the meaning of Section 1445(f) (3) of the Code.

6.21         Accounts Receivable and Accounts Payable.

(a)           All accounts receivable of the Company reflected on the balance sheet included in the 2005 Unaudited Financial Statements, and all accounts receivable arising subsequent to the date thereof, represent sales actually made or services actually and fully performed in the ordinary course of business or legal, valid and binding claims against the respective debtors as to which full performance has been rendered.  Except as set forth in Schedule 6.21 of the Disclosure Schedules, any accounts receivable or as reflected by prepayments or unused credits, to the knowledge of Shareholders, no counterclaims or offsetting claims with respect to such accounts receivable are pending or threatened.  Except as set forth on Schedule 6.21, the Company invoices its customers for products and services provided by the Company only after delivery, fulfillment or completion thereof and the Company does not pre-bill for any of its services or products.

(b)           The accounts payable of the Company reflected on the balance sheet included in the 2005 Unaudited Financial Statements, and all accounts payable arising subsequent to the date thereof, arose or will arise from bona fide transactions in the ordinary course of business.  The accrued liabilities of the Company have been incurred in the ordinary course of business consistent with past practice.

6.22         Product Warranties.  Except as set forth on Schedule 6.22 of the Disclosure Schedule, the Company has not been notified of any claims for and, to the knowledge of Shareholders, there are no threatened claims for any warranty obligations or product services relating to any of the products or services provided by the Company.

6.23         Customers.

(a)           Schedule 6.23 of the Disclosure Schedule is a complete list by aggregate dollar value of sales made or services provided within each of the most recently completed fiscal year and the current fiscal year-to-date of the Company, to each material customer of the Company whose annual purchases during either such period exceed in the aggregate $25,000.  Except as set forth on Schedule 6.23, since January 1, 2005, no such customer has canceled or otherwise terminated or materially and adversely modified, or to the knowledge of Company or Shareholders, threatened to cancel or otherwise terminate or materially and adversely modify, its relationship with the Company.  Since January 1, 2005, the Company has not received any notice, nor does the

Company or any of the Shareholders have knowledge, that any such customer intends to cancel or otherwise materially and adversely modify its relationship with the Company on account of the transactions contemplated by this Agreement, the Transaction Documents or otherwise.

(b)           There is no existing material dispute between the Company, on the one hand, and any customer, supplier, distributor, representative, agent or other contractor on the other hand.  The Company has not granted or agreed to provide any sales, trade or product promotion allowances, rebates or similar product promotions or incentives, and the Company has no liability or obligation with respect to any of the foregoing, except in each case as set forth on Schedule 6.23 of the Disclosure Schedule.

6.24         Brokers’ or Finders’ Fee.  Other than LMC Capital (which was engaged by and acted on behalf of Purchaser, and for whose fees Purchaser shall be solely responsible), no agent, broker, investment banker, Person or firm acting on behalf of Shareholders or the Company, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

6.25         Corporate Names; Business Locations.  During the past five (5) years, (a) except as set forth on Schedule 6.25 of the Disclosure Schedule, the Company has not been known as or used any fictitious or trade names, and (b) the Company has not had an office or place of business other than as set forth on Schedule 6.25 of the Disclosure Schedule.  The Company has not been the surviving corporation of a merger or consolidation other than as set forth on Schedule 6.25 of the Disclosure Schedule.

6.26         Indebtedness; Expenses.  The Company does not have any Indebtedness other than as set forth on Schedule 6.26, which schedule sets forth the amounts owing with respect to all Indebtedness of the Company and an identification of each lender with respect thereto.

6.27         Disclosure.  To the knowledge of Company and the Shareholders, none of the representations and warranties of Company or the Shareholders set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to the Purchaser as contemplated by any provision hereof (including, without limitation, the Transaction Documents), intentionally contains any untrue statement of material fact.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company and the Shareholders:

7.1           Authorization.

(a)           Purchaser has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which Purchaser is a party have been duly and property authorized by all requisite action in accordance with applicable law and with the organizational documents of Purchaser.  Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Purchaser has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause such Purchaser to perform its obligations hereunder and thereunder.

(b)           This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.  Each of the Transaction Documents to be executed and delivered by or on behalf of Purchaser will be duly executed and delivered by Purchaser, and when so executed and delivered, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

7.2           No Conflicts.  Neither the execution nor delivery of this Agreement and the Transaction Documents by Purchaser nor the performance by Purchaser of the transactions contemplated hereby or thereby will:

(a)           violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Purchaser or any Subsidiary thereof;

(b)           violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;

(c)           constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which Purchaser or any Subsidiary thereof is a party or by which the properties or assets of any of the foregoing are bound;

(d)           constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which Purchaser or any Subsidiary thereof is a party or by which the properties or assets of any such company are bound;

(e)           result in the creation or imposition of any Lien upon the Purchaser Shares or the assets of Purchaser or any Subsidiary thereof; or

(f)            require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

7.3           Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has full power and authority to carry on the business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease.  Purchaser is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents or its business, financial condition or operations.

7.4           Financial Statements.  Purchaser has previously made available to the Shareholders (through the SEC’s EDGAR filing system) copies of its Annual Report on Form 10-K for the year ended December 31, 2004, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005 (collectively, the “Disclosure Materials”) and the financial statements contained therein (collectively (and together with Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2005, if delivered to Shareholders), the “Purchaser Financial Statements”).  Subject, in the case of any unaudited Purchaser Financial Statements, to normal year-end adjustments and the absence of footnote disclosure, the Purchaser Financial Statements fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial condition, assets and liabilities of Purchaser as of the dates thereof, and the results of operations, cash flows and changes in financial position for the periods then ended.

7.5           Litigation.  The Disclosure Materials describe all material proceedings involving the Purchaser.  There are no suits, actions, proceedings, investigations, arbitrations, mediations, claims or orders pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its properties or assets which, individually or in the aggregate, would have a material adverse effect on Purchaser or would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents.  Purchaser is not subject to any outstanding judgment, order or decree which would have a material adverse effect on Purchaser or would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents.

7.6           Governmental Authorizations; Compliance with Legal Requirements.

(a)           Purchaser holds all governmental authorizations necessary for the lawful conduct of its businesses, except where the failure to so hold a governmental authorization would not, individually or in the aggregate, have a material adverse effect on Purchaser.  Purchaser is in compliance with the terms of any such governmental authorizations, except where the failure to so comply would not have a material adverse effect on Purchaser.

(b)           Except as disclosed in the Disclosure Materials, Purchaser is, and, at all times since December 31, 2005, has been, in compliance with all applicable Laws, except where the failure to so comply with such Laws has not had and could not reasonably be expected to have a material adverse effect on Purchaser.  No proceeding, investigation or review by any Governmental Authority with respect to Purchaser is pending or, to the knowledge of Purchaser, threatened, nor, to the knowledge of Purchaser, has any Governmental Authority indicated an intention to conduct the same, other than, in each case, those which Purchaser reasonably believes will not have a material adverse effect on Purchaser.

7.7           Environmental Matters.  Except as disclosed in the Disclosure Materials, Purchaser is in compliance with all applicable Environmental and Safety Requirements, which compliance includes the possession by the Purchaser of all material authorizations of Governmental Authorities required under applicable Environmental and Safety Requirements, and compliance with the terms and conditions thereto, except where the failure to comply with such Environmental and Safety Requirements or to posses or comply with such authorizations of Governmental Authorities would not have a material adverse effect on Purchaser.

7.8           Disclosure.  To the knowledge of Purchaser, neither the representations and warranties of Purchaser set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to the Company or the Shareholders as contemplated by any provision hereof (including, without limitation, the Transaction Documents), nor any of the statements in the Disclosure Materials, intentionally contains any untrue statement of material fact.

ARTICLE 8

CONDITIONS PRECEDENT TO THE CLOSING; TERMINATION

8.1           Conditions Precedent to Obligations of Purchaser.  The obligations of Purchaser under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of Purchaser.

(a)           No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no breach by the Shareholders or the Company in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement, the representations and warranties of the Company and the Shareholders contained in this Agreement other than in Sections 6.1 and 6.2 shall be true and correct in all material respects as of the Closing (except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date), and the representations and warranties of the Company and the Shareholders contained in Sections 6.1 and 6.2 shall be true and correct in all respects as of the Closing.

(b)           Delivery of Documents.  Purchaser shall have received all documents and other items to be delivered thereby under Section 2.4(b) of this Agreement.

(c)           No Legal Obstruction; Regulatory Consent.  No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business or the Company after the Closing. All consents, approvals and actions of, filings with and notices to any

Governmental Authority necessary to permit Purchaser and the Shareholders to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Purchaser.

(d)           Payoff Letters and Lien Releases.  Purchaser shall have received payoff letters with respect to the Indebtedness of the Company set forth on Schedule 8.1(d), and evidence reasonably satisfactory to Purchaser of the release of the Liens, if any, on any assets securing such Indebtedness, including reasonable documentation from the beneficiaries of such Liens confirming the release of any such Liens.

8.2           Conditions Precedent to Obligations of the Company and the Shareholders.  The obligations of the Company and the Shareholders under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Company and the Shareholders.

(a)           No Breach of Covenants; True and Correct Representations and Warranties.  There shall have been no breach by Purchaser in the performance of any of the obligations herein to be performed thereby in whole or in part prior to the Closing under this Agreement, the representations and warranties of Purchaser contained in this Agreement other than in Sections 7.1 and 7.3 shall be true and correct in all material respects as of the Closing (except for representations or warranties that are made by their terms as of a specified date, which shall be true and correct in all material respects as of the specified date), and the representations and warranties of Purchaser contained in Sections 7.1 and 7.3 shall be true and correct in all respects as of the Closing.

(b)           Delivery of Documents.  The Company shall have received all documents and other items to be delivered thereby under Section 2.4(c) of this Agreement.

(c)           No Legal Obstruction; Regulatory Consent.  No suit, action or proceeding by any third party or Governmental Authority with respect to the transactions contemplated hereby shall be pending or threatened in writing and no order shall have been entered in any such suit, action or proceeding that would have the effect of (i) making any of the transactions contemplated by this Agreement or the Transaction Documents illegal, (ii) otherwise preventing the consummation of such transactions or (iii) imposing limitations on such transactions and/or the ability of any party hereto to perform its obligations hereunder or operate the Business or the Company after the Closing. All consents, approvals and actions of, filings with and notices to any Governmental Authority necessary to permit Purchaser, the Company and the Shareholders to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, in form and substance reasonably satisfactory to Shareholders.

(d)           No Material Adverse Change.  There shall have been no material adverse change in the assets, condition (financial or otherwise), operating results, relationships with employees, business activities or prospects of Purchaser, including the loss of any material customer (or in excess of 25% of any material customer’s business), nor shall there have been any occurrence or series of occurrences that individually or in the aggregate have the effect of materially reducing the Purchaser’s ability to perform its obligations hereunder or under the Transaction Documents, including the payment of the Cash Purchase Price.

8.3           Termination.

(a)           Termination of Agreement.  This Agreement may be terminated and abandoned at any time prior to the consummation of the Closing under the following described circumstances:

(i)            upon the unanimous written consent of Purchaser and the Shareholders;
(ii)           by Purchaser, if the conditions set forth in Section 8.1 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from Purchaser itself breaching any representation, warranty or covenant contained in this Agreement) or waived by Purchaser, or if the Closing shall not have occurred on or before May 10, 2006 with an effective date of May 1, 2006 (unless due to a default by Purchaser hereunder); or
(iii)          by the Company or Shareholders, if the conditions set forth in Section 8.2 hereof shall not be fully satisfied (unless such failure to satisfy results primarily from any of the Shareholders themselves breaching any representation, warranty or covenant contained in this Agreement) or waived by the Shareholders, or if the Closing shall not have occurred on or before May 10, 2006 (unless due to a default by the Company or Shareholders hereunder).

(b)           Effect of Termination.  If this Agreement terminates pursuant to this Section 8.3, this Agreement shall become null and void, and all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for a breach of this Agreement; provided, however, the provisions contained in Sections 10.7, 10.8, and 10.11 shall survive termination of this Agreement.

8.4           Investigation.  Notwithstanding anything to the contrary herein, if Purchaser discovers a breach by Company or any Shareholder prior to the Closing, then Purchaser shall promptly notify Company and Shareholders and, if Purchaser subsequently consummates the transactions contemplated by this Agreement with knowledge of such breach, then Purchaser shall be deemed irrevocably to have waived any right or remedy with respect to such breach.

8.5           AS IS, WHERE IS.  OTHER THAN THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS IN THIS AGREEMENT, THE PURCHASED ASSETS ARE BEING ASSIGNED AND DELIVERED TO PURCHASER IN AN “AS IS” AND “WHERE IS” CONDITION, AND SELLER EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES WITH RESPECT TO THE PURCHASED ASSETS, INCLUDING BUT NOT LIMITED TO THE IMPLIED

WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. PURCHASER ACKNOWLEDGES AND AGREES THAT THERE ARE NO IMPLIED REPRESENTATIONS, WARRANTIES, OR COVENANTS OF THE COMPANY OR ANY SHAREHOLDER IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY THE COMPANY OR ANY SHAREHOLDER PURSUANT HERETO. THIS SECTION SHALL GOVERN IN THE EVENT OF ANY CONFLICT WITH ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED BY THE COMPANY OR ANY SHAREHOLDER PURSUANT HERETO.

8.6           INSPECTION.  PURCHASER REPRESENTS TO THE COMPANY AND THE SHAREHOLDERS THAT PURCHASER HAS THOROUGHLY AND COMPLETELY INSPECTED THE BUSINESS AND THE PURCHASED ASSETS TO PURCHASER’S SATISFACTION. PURCHASER ACKNOWLEDGES AND AGREES THAT (A) PURCHASER IS FAMILIAR WITH THE BUSINESS AND THE PURCHASED ASSETS, (B) PURCHASER HAS CONDUCTED PURCHASER’S OWN EVALUATION OF THE BUSINESS AND THE PURCHASED ASSETS, AND (C) PURCHASER HAS NOT DECIDED TO ACQUIRE THE PURCHASED ASSETS BASED ON REPRESENTATIONS AND WARRANTIES OF THE COMPANY OR ANY SHAREHOLDER (OTHER THAN THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS IN THIS AGREEMENT), BUT HAS DECIDED TO ACQUIRE THE PURCHASED ASSETS BASED ON PURCHASER’S OWN EVALUATION OF THEIR STATUS AND WORTH AND BASED ON THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS IN THIS AGREEMENT. THIS SECTION SHALL GOVERN IN THE EVENT OF ANY CONFLICT WITH ANY OTHER PROVISION OF THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED BY THE COMPANY OR ANY SHAREHOLDER PURSUANT HERETO.

ARTICLE 9

INDEMNIFICATION

9.1           Indemnification by Company and Shareholders.  Each of the Company and the Shareholders, on behalf of themselves and their respective heirs, successors and assigns, hereby agrees, jointly and severally, to indemnify each of Purchaser and its directors, stockholders, officers, partners, employees, agents, lenders, representatives, successors and permitted assigns (the “Purchaser Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Purchaser Indemnified Parties as and when incurred for any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages, deficiencies, fines or expenses (whether or not arising out of third party claims), including, without limitation, interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”), which any Purchaser Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

(a)           any misrepresentation or breach of any representation or warranty made by Company or the Shareholders in this Agreement, including, without limitation, Article VI hereof (after giving effect to any disclosure made by Company or the Shareholders in the Disclosure Schedule or in any amendment to the Disclosure Schedule delivered on or before the Closing), including the schedules and exhibits, certificates or other instruments or documents furnished to Purchaser by Company or the Shareholders in connection herewith;

(b)           any non-fulfillment or breach of any covenant or agreement on the part of Company or the Shareholders under this Agreement or other instruments or documents delivered by Company or the Shareholders in connection herewith, including, without limitation, the Transaction Documents;

(c)           any claim or obligation arising in respect of Indebtedness of the Company;

(d)           any claim for payment of fees, expenses or other Liabilities owed to the legal or financial professionals of any of the Shareholders or the Company, or any broker or finder in connection with the origin, negotiation, execution or consummation of this Agreement or the transactions contemplated hereby based upon any alleged agreement between the claimant and any Shareholder or the Company, or any Affiliate of any of the foregoing, in excess of the amounts for such fees, expenses and other Liabilities set forth on Schedule 2.2(a);

(e)           subject to Section 3.2(b), any claim for payment of any Taxes due and payable by the Company or the Shareholders for any periods prior to or after the Closing Date;

(f)            any claim arising out of allegations of fraud on the part of the Company or any of its directors, officers or employees prior to or as of the Closing; or

(g)           any proceeding or action relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in Section 9.1(a), (b), (c), (d), (e), or (f).

The rights of the Purchaser Indemnified Parties to indemnification under Sections 9.1(c) and (d) shall apply notwithstanding that the matter in question may be disclosed in a Schedule to this Agreement or in any Transaction Document or may be otherwise known by Purchaser or its Affiliates, or may be the subject of, excluded from or beyond the scope of any representation or warranty of the Company or the Shareholders in this Agreement.

9.2           Indemnification by Purchaser.  Purchaser, on behalf of itself and its respective successors and assigns, hereby agrees to indemnify the Company and Shareholders and their respective directors, stockholders, officers, partners employees, agents, lenders, representatives, successors and permitted assigns (the “Company Indemnified Parties”) and save and hold each of them harmless from and against and pay on behalf of or reimburse the Company Indemnified Parties as and when incurred for any and all Losses which any Company Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:

(a)           any misrepresentation or breach of any representation or warranty made by Purchaser in this Agreement, including the schedules and exhibits, certificates or other instruments or documents furnished to the Company or the Shareholders by Purchaser in connection herewith;

(b)           any non-fulfillment or breach of any covenant or agreement on the part of Purchaser under this Agreement or other instruments or documents, including, without limitation, the Transaction Documents, furnished to the Company or the Shareholders by Purchaser;

(c)           any claim for payment of fees, expenses or other Liabilities owed to Purchaser’s legal or financial professionals or any broker or finder (including LMC Capital) in connection with the origin, negotiation, execution or consummation of this Agreement or the transactions contemplated hereby based upon any alleged agreement between the claimant and the Purchaser, or any Affiliate of any of the foregoing;

(d)           any claim arising out of allegations of fraud on the part of Purchaser or any of its Subsidiaries or any of such entity’s respective directors, officers or employees prior to or as of the Closing;

(e)           any claim related to Purchaser’s failure to satisfy any of the Assumed Liabilities; or

(f)            any proceeding or action relating directly or indirectly to any breach, alleged breach, liability or matter of the type referred to in Section 9.2(a), (b), (c), (d) or (e).

9.3           Indemnification Procedure for Third Party Claims.  In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement (an “Indemnifying Party”), the Indemnified Party shall give written notice regarding such claim to the Indemnifying Party after learning of such claim.  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within fifteen (15) Business Days after receipt from the Indemnified Party of notice of such claim, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed.

(a)           In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15-day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith but only upon the terms and conditions of this Section 9; provided, however, that the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding.

(b)           In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying  Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.  (Any fees or costs incurred by the Indemnified Party while engaging in such participation shall not be included within the calculation of its Losses for purposes of its entitlement to indemnification under this Section 9.3).  In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld.

(c)           Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not enter into any settlement of any Third Party Claim or cease to defend against such claim after assuming the defense of such claim, if pursuant to or as a result of such settlement or cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, or (ii) such settlement or cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.

(d)           Notwithstanding Section 9.3(b), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the Indemnified Party, or (iv) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld.

(e)           A failure by an Indemnified Party to give timely, complete or accurate notice as provided in this Section 9.3 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure to give timely notice.

9.4           Indemnification Procedures for Non-Third Party Claims.  In the event an Indemnified Party should have a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Direct Indemnification Notice”) describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement.  If the Indemnifying Party does not notify (the “Direct Indemnification Defense Notice”) the Indemnified Party in writing within thirty (30) Business Days from its receipt of the Direct Indemnification Notice that the Indemnifying Party disputes such Direct Claim, the Direct Claim specified by the Indemnified Party in the Direct Indemnification Notice shall be deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party has timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Section 10.9 hereof.

9.5           Certain Limitations on Remedies.

(a)           All representations and warranties of the parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect thereafter until the expiration of the Earn-Out Period, except the warranties and representations contained in (i) Sections 6.3, 6.6(a), 6.11 and 6.20 shall survive for the applicable statutes of limitations (including any amendments extending said statutes).  Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect indefinitely.  Notwithstanding anything herein to the contrary, indemnification for any claim for which written notice as provided in this Article 9 has been timely given prior to the expiration of the representation and warranty upon which such claim is based as provided herein shall not expire, and such claim for indemnification may be pursued, until the final resolution of such claim in accordance with the provisions of this Article 9.

(b)           Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.5(b)), the Company and the Shareholders shall not be liable to the Purchaser Indemnified Parties under Section 9.1, as the case may be, other than as a result of any misrepresentation or breach of any representation or warranty contained in Sections 6.6(a), 6.11, 6.20, 6.24 or 6.27, unless and until the Losses incurred by all Purchaser Indemnified Parties, in the aggregate, as a result thereof exceed, in the aggregate, $100,000 (the “Basket Amount”); provided, moreover, that in the event that such Losses exceed the Basket Amount, the Shareholders shall only be liable to indemnify the applicable Purchaser Indemnified Party for all Losses incurred by such Purchaser Indemnified Party subject to indemnification obligations of the Shareholders pursuant to Section 9.1, as the case may be (other than as a result of any misrepresentation or breach of any representation or warranty contained in Sections 6.6(a), 6.11, 6.20, 6.24 or 6.27), that is greater than the Basket Amount, up to, and not exceeding, the Cap Amount.  Notwithstanding the foregoing, the Basket Amount shall not apply to Losses in connection with fraud or any intentional breach by the Shareholders of any representation or warranty.

(c)           Notwithstanding anything to the contrary set forth in this Agreement (but subject to the terms of this Section 9.5(c)), neither the Company nor any Shareholder shall be liable to the Purchaser Indemnified Parties under Section 9.1, as the case may be, other than as a result of any misrepresentation or breach of any representation or warranty contained in Sections 6.6(a), 6.11, 6.20, 6.24 or 6.27, to the extent the amount of Losses paid to the Purchaser Indemnified Parties, in the aggregate, pursuant to Section 9.1, as the case may be (other than as a result of any misrepresentation or breach of any representation or warranty contained in Sections 6.6(a), 6.11, 6.20, 6.24 or 6.27), exceeds fifty percent (50%) of the Purchase Price actually paid to the Company in the aggregate (the “Cap Amount”).  Notwithstanding the foregoing, (i) no Shareholder shall be liable to the Purchaser Indemnified Parties under Section 9.1 to the extent the amount of Losses paid to the Purchaser Indemnified Parties, in the aggregate, pursuant to Section 9.1 exceeds such Shareholder’s Proportionate Share of the Cap Amount, and (ii) the Cap Amount shall not apply to Losses in connection with fraud or any intentional breach by the Company or any of the Shareholders of any representations or warranties.

(d)           Notwithstanding any other provision of this Agreement to the contrary, in the event the Purchaser makes an indemnity claim arising out of an alleged infringement of any third party’s rights by the Intellectual Property acquired by the Purchaser from the Company or a breach of the representations in Section 6.11, then before such claim must be satisfied by monetary compensation from the Company or the Shareholders, the Company and the Shareholders shall first be notified in writing by the Purchaser of such alleged infringement and be given a period of up to thirty (30) days after such notification to either remedy the alleged infringement or propose a plan acceptable to Purchaser within such period to remedy such infringement; provided that the period that such remedy is being carried out shall toll the period during which a Purchaser indemnification claim may be made for the underlying infringement; and provided further that any such remedy must be acceptable to Purchaser in its discretion.

9.6           Right of Set Off.  In addition to, and not in limitation of, Purchaser’s rights to indemnity as set forth in Section 9.5 hereof, Purchaser shall have the right to set off against any and all monies otherwise to be paid or delivered to Company or the Shareholders (excluding salaries) from and after the Closing, any and all amounts for which the Company or the Shareholders are required to indemnify a Purchaser Indemnified Party pursuant to Section 9.1 above.  The amount of such set off shall be determined in accordance with Sections 9.3 or 9.4 above (subject to Section 9.5).  The exercise of such right of set off by Purchaser in good faith will not constitute a breach of this or any other agreement between the parties.

9.7           Exclusive Remedy.  Any claim of Purchaser against Company or any of the Shareholders pursuant to, arising out of, or related to this Agreement must be asserted pursuant to the terms of this Article 9.

9.8           LIMITATIONS ON LIABILITY.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NO OBLIGATION OF ANY PARTY TO INDEMNIFY

ANOTHER PARTY UNDER THIS AGREEMENT SHALL INCLUDE INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF PURCHASER OF ANY KIND EVEN IF A PARTY HAS BEEN ADVISED BY ANOTHER PARTY HERETO OF THE POSSIBILITY OF SUCH DAMAGES AND WITHOUT REGARD TO THE NATURE OF THE CLAIM OR THE UNDERLYING THEORY OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE).

ARTICLE 10

MISCELLANEOUS

10.1         Notices, Consents, etc.  Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

(a)           If to Company or the Shareholders to:

12021 Sunset Hills Road, Suite 250

Reston, Virginia  20190

Attn:  Christine M. Denham

Facsimile:  (703) 435-8400

with a copy to (which copy shall not constitute notice hereunder):

Gardere Wynne Sewell LLP

1601 Elm Street, Suite 3000

Dallas, Texas  75201

Attention:  Paul Williamson

Facsimile:  (214) 999-3655

(b)           If to Purchaser to:

Ebix, Inc.

1900 East Golf Road, Suite 1200

Schaumburg, Illinois  60173

Attention:  Richard J. Baum

Facsimile:  (847) 619-4773

with a copy to (which copy shall not constitute notice hereunder):

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E.

Promenade II, Suite 3100

Atlanta, Georgia  30309-3592

Attention:  Brett Lockwood

Facsimile:  (404) 685-6974

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).

10.2         No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 9.

10.3         Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.4         Amendment and Waiver.  This Agreement may be amended, or any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding on Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser, and provided that any such amendment or waiver will be binding upon the Company and Shareholders only if such amendment or waiver is set forth in a writing executed by the Company and Shareholders.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.

10.5         Further Assurances.  Each party will execute all documents and take such other actions as any other party may reasonably request in order to consummate the transactions provided for herein and to accomplish the purposes of this Agreement.

10.6         Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by all of the parties hereto and delivered to the other parties.  The parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

10.7         Expenses.  Each of the parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the transactions contemplated hereby.

10.8         Governing Law; Venue; Service of Process.  This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Delaware, without giving effect to provisions thereof regarding conflict of laws.  The parties hereto hereby submit to the exclusive jurisdiction of any federal or state court located within the State of Georgia over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and further agree that venue for all such matters shall lie exclusively in those courts.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts located in Fulton County, Georgia.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.9         Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto.  The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury.  Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

10.10       Specific Performance.  The parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the rights and obligations of the parties hereto under this Agreement or the Transaction Documents may be enforced by a decree of specific performance issued by a court of competent jurisdiction.  Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement, the Transaction Documents or otherwise.

10.11       Recovery of Attorney’s Fees.  In the event of any litigation between the parties hereto relating to this Agreement or the Transaction Documents, the prevailing party shall be entitled to recover its reasonable attorney’s fees and costs (including court costs) from the non-prevailing party; provided, that if both parties prevail in part, the attorney’s fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.

10.12       Headings.  The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

10.13       Assignment.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any party hereto, without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Purchaser to assign its rights under this Agreement, in whole or in part, to any lender or lenders to any of Purchaser, the Company or any Subsidiary thereof as security for borrowings, at any time whether in connection with the Closing or following the Closing Date.

10.14       Entire Agreement.  This Agreement, the Preamble and all the Schedules (including the Disclosure Schedules) and Exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, of the parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the parties hereto.

10.15       Interpretative Matters.  Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (c) the use of the word “including” in this Agreement shall be by way of example rather than limitation.

10.16       No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10.17       Publicity.  The parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the parties hereto.  Notwithstanding the foregoing, each party may release such information that is required of them pursuant to any Law; provided that such releasing party (prior to such release) immediately inform the other parties hereto regarding the requirement and content of such release.

10.18       Knowledge of Shareholders and the Company.  Where any representation or warranty of Shareholders and/or the Company contained in this Agreement is expressly qualified by reference “to the knowledge of Shareholders,” “to Shareholders’ knowledge,” “to the knowledge of the Company,” “to the Company’s knowledge,” or words of similar import, it refers to the actual knowledge of each of Shareholders, as to the existence or absence of facts or circumstances that are the subject of such representations and warranties.

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first above written.

Ebix, Inc.

By:	/s/ Robin Raina
Name:	Robin Raina
Title:	President & CEO

Infinity Systems Consulting, Inc

By:	/s/ Christine Denham
Christine Denham, CEO

Shareholders:

/s/ Christine M. Denham
Christine M. Denham

/s/ Kathryn Steding Cay
Kathryn Steding Cay

/s/ John Schmitt
John Schmitt